4
1
<SROS>NEW YORK
<REPORTING-OWNER>
  0001201494
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  MOHAWK INDUSTRIES, INC.
  40851968
  <IRS-NUMBER>52-1604305
</SUBJECT-COMPANY>
<PERIOD>04/04/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   SHARPE, JACK
   P.O. BOX 12069


   CALHOUN, GA  30703
2. Issuer Name and Ticker or Trading Symbol
   MOHAWK INDUSTRIES, INC. (MHK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   4/4/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   SENIOR V. P. - RESD. FINANCE
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  04/03/03    G        200           D               452,383        D  Direct
Common Stock                                                                                     145            I  by Managed Accoun
                                                                                                                   t
Common Stock                                                                                     10,313         I  by Partnership

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $19.6875                                                                                09/27/09
to buy)
Incentive Stock Option (right  $30.5300                                                                                02/27/11
to buy)
Incentive Stock Option (right  $35.1250                                                                                02/19/09
to buy)
Incentive Stock Option (right  $63.1400                                                                                02/26/12
to buy)
Non-Qualified Stock Option     $63.1400                                                                                02/26/12
(right to buy)
Incentive Stock Option (right  $11.3333                                                                                06/24/06
to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   3,500                     3,500         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,500                     3,500         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,500                     3,500         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,374                     3,374         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   126                       126           D   Direct
(right to buy)
Incentive Stock Option (right            Common Stock                   22,500                    22,500        D   Direct
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ SHARPE, JACK
DATE 04/04/03